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                                                                     EXHIBIT 5.1



                                December 3, 1999






LLS Corp.
101 South Hanley Road, Suite 400
St. Louis, Missouri 63105

Ladies and Gentlemen:

         We have acted as counsel to LLS Corp., an Illinois corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (Registration No. 333-88007) (the "Registration Statement") filed with the Securities and Exchange Commission on September 29, 1999, under the Securities Act of 1933, as amended (the "Act"), relating to the Company's $100,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2009 (the "Registered Notes") that are to be issued in exchange for a like principal amount of the issued and outstanding 11% Senior Subordinated Notes due 2009 (the "Outstanding Notes") of the Company. The Company proposes to offer, upon the terms set forth in the prospectus (the "Prospectus") contained in the Registration Statement, to exchange $1,000 principal amount of Registered Notes for each $1,000 principal amount of Outstanding Notes (the "Exchange Offer"). The Registered Notes will be issued under an Indenture (the "Indenture"), dated as of July 30, 1999, by and between the Company and The Bank of New York, as trustee (the "Trustee"). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the form of the Registered Notes set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.



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         Based on the foregoing, and subject to the qualifications stated
herein, we are of the opinion that:

         Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, when (i) the Registered Notes issuable upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and
(ii) the Registered Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Outstanding Notes surrendered in exchange therefor, the Registered Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         The opinions expressed herein are limited to the laws of the State of New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                Very truly yours,


                                /s/ WEIL, GOTSHAL & MANGES LLP